Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports First Quarter Financial Results

Fairfield, Calif. (November 30, 2004) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the quarter ended October 31, 2004, the first quarter of its 2005 fiscal year.

During the first quarter ended October 31, 2004, Copart earned net income of $22.7 million on revenues of $104.1 million.  In the same period last year the company earned $15.2 million on revenues of $91.5 million.  These represent increases in net income and revenue of 49% and 14%, respectively.  Fully diluted earnings per share (EPS) for the quarter was $.24 compared to $.17 last year, an increase of 41%.

During this quarter same store sales, sales from stores owned or open more than twelve months, increased by 13%.

 “We are pleased with our financial performance which continues the trend of double digit growth in revenue and earnings,” said A. Jayson Adair, Copart’s President.  “We attribute these results to the impact of VB2, our proprietary virtual auction technology, which we believe has helped to open our sales to buyers worldwide, eliminating the barriers created by time and distance.  In fact, sales of vehicles during the first quarter, to buyers outside the state where the vehicle is located, accounted for 46% of total vehicles sold; 26% were sold out of state and 20% were sold out of country.

“We are delighted at how quickly our buyers have adopted VB2 and the operational leverage it creates for them.  Our buyers no longer have to waste their valuable time traveling to and attending physical sales.  They can bid from anywhere in the world with Internet access.  VB2 has provided access to more vehicles for our growing number of registered buyers to bid on.  Since the first quarter of our fiscal 2004, our registered buyer base has increased by over 10% to more than 43,000 buyers.

“We are proud of the value that VB2 has brought to our sellers, buyers and shareholders and we strive to continue to develop compelling, innovative and unique products and services to serve our customers.”

On Wednesday, December 1, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwznnnsvmlnxx. A replay of the call will be available through December 7, 2004 by calling (888) 203-1112.  Use confirmation code #876978.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 107 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws.  Our actual results could differ materially from those projected in these forward-looking statements as a result of a number of factors, many of which are outside our control.   Our VB² Internet sales model was introduced on a company-wide basis during the prior fiscal year and may not continue to have a favorable impact on our results of operations in future periods.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors That May Effect Future Results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We encourage investors to review these disclosures carefully.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc.

Consolidated Statements of Income — 1

(Dollars in thousands, except per share data)

	Three Months Ended October 31,
	2004	2003

Revenues	$104,110	$91,467

Operating costs and expenses:
Yard operations	52,724	51,662
General and administrative	8,713	8,118
Depreciation and amortization	7,605	7,400
Total operating expenses	69,042	67,180
Operating income	35,068	24,287

Other income:
Interest income, net	779	294
Gain on sale of fleet equipment	125	—
Other income	1,070	611
Total other income	1,974	905
Income before income taxes	37,042	25,192

Income taxes	14,372	9,951
Net income	$22,670	$15,241

Basic net income per share	$.25	$.17

Weighted average shares outstanding	90,081	89,492

Diluted net income per share	$.24	$.17

Weighted average shares and dilutive potential common shares outstanding	92,634	91,183

Copart, Inc.

Consolidated Balance Sheets — 2

(in thousands, except share data)

	October 31, 2004	July 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$200,041	$178,320
Accounts receivable, net	90,710	81,633
Vehicle pooling costs	26,694	23,966
Prepaid expenses and other assets	5,067	5,437
Equipment held for sale	1,289	3,755
Total current assets	323,801	293,111
Other assets	6,825	6,613
Property and equipment, net	261,660	257,667
Intangibles, net	2,533	2,941
Goodwill	112,691	112,691
Total assets	$707,510	$673,023

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$41,915	$44,080
Deferred revenue	11,352	9,721
Income taxes payable	12,703	3,819
Deferred income taxes	6,489	5,438
Other current liabilities	163	165
Total current liabilities	72,622	63,223
Deferred income taxes	8,377	6,355
Other liabilities	1,140	1,182
Total liabilities	82,139	70,760
Commitments and contingencies

Shareholders’ equity:
Common stock, no par value – 180,000,000 shares authorized; 90,092,897 and 90,075,843 shares issued and outstanding at October 31, 2004 and July 31, 2004, respectively	267,538	267,276
Accumulated other comprehensive gain	271	95
Retained earnings	357,562	334,892
Total shareholders’ equity	625,371	602,263
Total liabilities and shareholders’ equity	$707,510	$673,023

Copart, Inc.

Consolidated Cash Flows — 3

(in thousands)

	Three Months Ended October 31,
	2004	2003
Cash flows from operating activities:
Net income	$22,670	$15,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,605	7,400
Deferred rent	(40)	(10)
(Gain)/loss on sale of fleet equipment and other property and equipment	(500)	43
Deferred income taxes	3,073	(677)
Changes in operating assets and liabilities:
Accounts receivable	(9,077)	(7,231)
Vehicle pooling costs	(2,728)	(1,709)
Prepaid expenses and other current assets	370	(425)
Other non current assets	(212)	1,150
Accounts payable and accrued liabilities	(2,167)	506
Deferred revenue	1,631	1,008
Income taxes	8,935	9,982
Net cash provided by operating activities	29,560	25,278

Cash flows from investing activities:
Purchase of property and equipment	(11,909)	(11,260)
Proceeds from sale of property and equipment	3,791	100
Purchase of net current assets in connection with acquisitions	—	(154)
Purchase of goodwill and intangible assets in connection with acquisitions	—	(685)
Net cash used in investing activities	(8,118)	(11,999)

Cash flows from financing activities:
Proceeds from the exercise of stock options	211	182
Repurchases of common stock	—	(10,723)
Principal payments on notes payable	(2)	(86)
Net cash provided by financing activities	209	(10,627)

Effect of foreign currency translation	70	65

Net increase in cash and cash equivalents	21,721	2,717

Cash and equivalents at beginning of period	178,320	116,746
Cash and equivalents at end of period	$200,041	$119,463

Supplemental disclosure of cash flow information:
Interest paid	$—	$2
Income taxes paid	$1,771	$646